Exhibit 4.11

AGREEMENT

        This Agreement (the “Agreement”) is made as of September 29, 2005, by and among the persons and entities whose names and addresses are set out in Schedule A hereto (collectively the “Sellers”) and B.O.S Better Online Solutions Ltd., an Israeli company No. 520042565, having its address at Beit Rabin, Teradyon Industrial Park, Misgav 20179, Israel, or an affiliate thereof (the “Purchaser”).

W I T N E S S E T H :

        WHEREAS, the Sellers, the Purchaser and Odem Electronic Technologies 1992 Ltd. (the “Company”) entered into a Share Purchase Agreement dated November 2, 2004 (the “SPA”), pursuant to which Purchaser had acquired from Sellers 137 ordinary shares of the Company, nominal value NIS 0.1 each (the “Ordinary Shares”); and

        WHEREAS, pursuant to Section 8 of the SPA, Purchaser has received an option to require the Purchaser to purchase (the “Put Option”) all of the remaining 64 Ordinary Shares (the “Option Shares”) held by Sellers; and

        WHEREAS, the parties have mutually decided to accelerate the Put Option and to exercise it outside the Option Period (as such term is defined in Section 8.1 of the SPA); and

        WHEREAS, the Purchaser wish to acquire the Option Shares from the Sellers, based on a Company Valuation (as defined in Section 8.2(a)(iii) of the SPA) of US$6,000,000, and the Sellers agree to transfer the Option Shares to the Purchaser at such Company Valuation, in accordance with the terms of this Agreement; and

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Sale and Purchase of Shares.

1.1	General. Each Seller, severally and not jointly, listed in Schedule A shall sell, at the Closing, to Purchaser and the Purchaser shall purchase, at the Closing, all rights, title and interest in each Seller’s Option Shares set forth opposite such Seller’s name in Schedule A, on the terms of this Agreement, free from all claims, liens, charges, pledges, security interests, encumbrances and third party rights of any kind other than as currently existing under the current Articles of Association of the Company (the “Security Interests”), together with all rights, preferences and privileges attaching to, or conferred by, them.

1.2	The Consideration.

1.2.A	On the Closing Date (defined below), the Purchaser shall, in consideration for the purchase from each Seller of the Option Shares: (i) issue to the relevant Seller ordinary shares nominal value NIS 4.00 each, of the Purchaser, as set forth in Schedule A (the“Consideration Shares”), reflecting a share price of $3.08 per each Consideration Share; and (ii) pay to the relevant Seller cash in the amount set forth in Schedule A hereto (the “Cash Payment”). The Cash Payment shall be paid to Sellers in two (2) equal installments, each in the amount set forth in Schedule A hereto, as follows: (i) the first of which (the “First Cash Installment”) will be paid at the Closing; and (ii) the second of which (the “Second Cash installment”) will be paid on, or, at the election of the Purchaser, at any time prior to, January 1, 2006.

1.2.B	The Purchaser shall transfer the Cash Payment to the Sellers by wire transfer in immediately available funds to the bank account of the Sellers, which details are listed below. Such payment shall be made in U.S. dollars:

Bank Leumi Ltd. Tel Aviv Arnia 23 Milenium Building. Branch 686 Account No.: 12958/07 Under the name of Sara and Jacob Neuhof

1.3	It is hereby agreed by the parties that in the event that the Second Cash Installment is not received by Sellers by January 1st, 2006, the Purchaser shall transfer to the Sellers sixteen (16) shares of the Company.

2.	The Closing of Share Exchange.

2.1	The Closing. The closing of the sale and purchase of the Option Shares shall take place at a closing (the “Closing”), which will be held at the offices of Amit, Pollak, Matalon & Ben-Naftali, Erez & Co., Advocates and Notary, NYP Tower, 19th Floor, 17 Yitzhak Sadeh St., Tel-Aviv 67775 on September 30, 2005 or on such other date, time and place as the Purchaser and the Sellers shall mutually agree (the “Closing Date”).

2.2	Transactions at Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1	The Sellers shall deliver, or procure the delivery, to the Purchaser of the following documents:

a.	Duly executed share transfer deeds with respect to the transfer of all the Option Shares to the Purchaser;.

b.	A validly executed share certificate covering all the Option Shares, issued in the name of the Purchaser;

c.	Certificates of each of the Sellers dated as of the Closing Date, confirming that the representations and warranties made in Section 3 and 5 of the SPA with respect to the Sold Shares (as such term is defined in the SPA) are true and correct in all material respects with respect to the Option Shares, on and as of the Closing Date, as though made on and as of the Closing Date.

d.	A termination notice signed by Mr. Jacob Neuhof, terminating his employment agreement with the Company, dated July 31, 2000, as amended on November 16, 2004, effective as of the Closing Date, in the form attached hereto as Exhibit 2.2.1(d).

e.	A duly executed consulting agreement, in the form attached as Exhibit 2.2.1(e) hereto.

f.	A waiver executed by Telsys Ltd., waiving any and all rights it may have with respect to the transfer of the Option Shares at the Closing, in the form attached hereto as Exhibit 2.2.1(f).

2.2.2	At the Closing, the Purchaser shall deliver to the Sellers (i) validly executed share certificates covering the Consideration Shares, issued in the names of the applicable Sellers; (ii) a duly executed consulting agreement, in the form attached as Exhibit 2.2.1(e) hereto; and (iii) a signed confirmation of the termination notice delivered by Jacob Neuhof specified in Section 2.2.1(d).

2.2.3	In addition, at the Closing, the Purchaser shall provide the Seller with satisfactory evidence of the transfer by Purchaser to the Sellers of the First Cash Installment.

3.	Indemnification and Remedies

Sellers’undertaking pursuant to Section 12 of the SPA shall apply, mutatis mutandis, with respect to the representation and warranties made in Section 3 and 5 of the SPA as are applicable to theOption Shares..

4.	Miscellaneous

4.1	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intention of the parties as reflected hereby.

4.2	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

4.3	Expenses. Each of the parties hereto shall be responsible for its own costs and expenses (including legal fees) in connection with this Agreement and any other documents or actions relating to the transactions contemplated by this Agreement. All stamp duty and filing fees payable in respect of this Agreement or the transfer of shares as contemplated hereby shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other.

4.4	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement.

4.5	Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof.

4.6	Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or in Schedule A, as the case may be, or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Purchaser:

B.O.S. Better On-Line Solutions Ltd. Beit Rabin, Teradyon Industrial Park, Misgav 20179, Israel

Attention: Chief Financial Officer Facsimile: (972) 4 999-0334

with a copy to:

Amit, Pollak, Matalon & Ben-Naftali, Erez & Co.NYP Tower, 17 Yitzhak Sadeh Street, 19th Floor Tel Aviv 67775 Attention: Shlomo Landress, Adv.

Facsimile: (972) 3 561-3620

if to a Seller: to its address, as set forth on Schedule A;

Any notice sent in accordance with this Section 4.6 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

4.7	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

4.8	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

4.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

PURCHASER: ———————————————————— B.O.S. BETTER ONLINE SOLUTIONS LTD. By: ———————————————————— Name: Adiv Baruch Nehemia Kaufman Title: CEO CFO	SELLERS: ———————————————————— JACOB NEUHOF ———————————————————— SARA NEUHOF

SCHEDULE A

Name and Address of Seller	No. of Sold Shares	% of Share Capital (fully diluted)	Consideration
			BOS Shares	Cash
				1st Installment	2nd Installment
Jacob Neuhof 5 Itzhak Birger St Rishon Lezion 75260	32	11.94%	116,301	$179,104.50	$179,104.50
Sara Neuhof 5 Itzhak Birger St., Rishon Lezion 75260	32	11.94%	116,302	$179,104.50	$179,104.50
Total	64	23.88%	232,603	$716,418.00